Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and “Change in Independent Accountants” in the Registration Statement (Form S-1) and related Prospectus of Invesco CurrencyShares® Japanese Yen Trust for the registration of 11,350,000 shares of its Japanese Yen Shares and to the incorporation by reference therein of our report dated January 11, 2018, with respect to the financial statements of the CurrencyShares® Japanese Yen Trust, included in its Annual Report on Form 10-K for the year ended October 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia

February 7, 2019